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                                                                 EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is between Aames Financial Corporation, a Delaware corporation (the "COMPANY"), and Jay Meyerson (the "EXECUTIVE"). This Agreement shall become effective (the "EFFECTIVE DATE") as of the 25th day of October, 1999.

                                    RECITALS

                  A. As of the Effective Date, the Company is or will be engaged primarily in originating, selling and servicing home mortgage loans.

                  B. The Company recognizes that the future growth, profitability and success of the Company's business will be substantially and materially enhanced by the employment of the Executive by the Company.

                  C. The Company desires to employ the Executive and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein.

In consideration of the foregoing and the mutual agreements set forth below, the parties agree as follows:

                           AGREEMENT - PRINCIPAL TERMS

         1. EMPLOYMENT AND DUTIES. The Company shall employ the Executive as its Chief Executive Officer, and the Executive accepts such employment on the terms and conditions of the Agreement. The Executive shall, while this Agreement remains in effect, have the duties, responsibilities, powers, and authority customarily associated with such position. The Executive shall report to, and follow the direction of, the Board of Directors of the Company (the "BOARD"). During each year of the Term (as hereinafter defined), the Company shall nominate the Executive for election as a member of the Board. In addition, the Executive also shall perform such other and unrelated services and duties as the Board may assign to him. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Company and its affiliates and will use his best efforts to promote the interests of the Company and its affiliates.

         2. TERM OF EMPLOYMENT. Unless sooner terminated as provided in this Agreement, the initial term under this Agreement shall be three (3) years, starting on the Effective Date (the "INITIAL TERM"). The term of employment shall be renewed


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automatically for successive periods of one (1) year each (a "RENEWAL TERM")
after the expiration of the Initial Term and any subsequent Renewal Term, unless the Board provides the Executive, or the Executive provides the Board, with written notice to the contrary at least one hundred twenty (120) days prior to the end of the Initial Term or any Renewal Term. The Initial Term and any Renewal Term which has become effective as of any relevant date are referred to as the "TERM."

         3.       COMPENSATION.

                  A. SALARY. The Company shall pay the Executive an annual salary of $350,000 (the "BASE SALARY"), payable in substantially equal installments in accordance with the Company's payroll policy. The amount of Base Salary payable to Executive shall be reviewed at least annually; PROVIDED, HOWEVER, that Executive's Base Salary shall not be reduced below $350,000 per annum during the term of this Agreement.

                  B. PERFORMANCE BONUS; OTHER LIMITATIONS. The Executive shall be entitled to an initial cash performance bonus for services rendered from the Effective Date through December 31, 2000 (the "Initial Bonus") and to an annual cash performance bonus thereafter for each complete calendar year of employment, PROVIDED, HOWEVER, in the final year of the Initial Term, if Executive works until the last day of the Initial Term and there is no Renewal Term, or, in the final year of the Renewal Term, if Executive works until the last day of the Renewal Term, the Executive shall be entitled to a pro-rata cash performance bonus based on the ratio of (i) the days from the beginning of the last fiscal year of the Company during which the Executive was employed until such last day of employment, to (ii) 365. The amount of each performance bonus shall be based on the determination of the Compensation Committee of the Board (the "Compensation Committee") of the extent to which the performance objectives for such year established pursuant to Exhibit A have been attained. The Compensation Committee shall make such determination and the Company shall pay to the Executive each year's earned performance bonus, if any, as soon as practicable after completion of the Company's audited financial statements for the applicable calendar year, and in no event after March 15 of the next succeeding calendar year.

                  C. VACATION. Executive shall be entitled to 4 weeks of paid vacation for each complete year of employment with the Company for the term of this Agreement. Vacation shall be taken at such time or times as shall not unreasonably interfere with the operations of the Company.


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                  D. STOCK OPTIONS. The Company shall grant to the Executive on the Effective Date an option to purchase 3,000,000 shares of the Company's common stock pursuant to and subject to the provisions of the Company's 1999 Stock Option Plan. Such option shall be subject to the terms of an option agreement substantially in the form annexed hereto as EXHIBIT B.

                  E. RELOCATION EXPENSES. The Company shall promptly pay or reimburse the Executive for all reasonable moving expenses incurred by the Executive as a result of his relocation to California, in an amount not to exceed $75,000, provided the Executive submits appropriate receipts or other documentation acceptable to the Company as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the "Code"). For the purposes of this Paragraph 3E, the term "moving expenses" shall include reasonable temporary living expenses, return home trips, house hunting trips, and other customary moving expenses.

                  F. OTHER BENEFITS. While this Agreement remains in effect, the Executive shall participate in the Company's executive life insurance program on the same basis as other senior executives and shall participate in all savings, pension and retirement plans and other benefit plans or programs maintained by the Company for the benefit of its employees in accordance with the provision of such plans in effect from time to time.

         4. EXPENSES. The Company shall reimburse the Executive for all reasonable business expenses, that are incurred in accordance with the Company's policies as in effect from time to time, provided the Executive submits appropriate receipts or other documentation acceptable to the Company and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Code.

         5. TERMINATION. Notwithstanding anything in Paragraph 2 of this Agreement to the contrary, the term of this Agreement and Executive's services under this Agreement shall terminate upon the first to occur of the following events:

                  A. At the end of the applicable Term of this Agreement.

                  B. Upon the Executive's date of death or the date the Executive is given written notice that the Company has determined that he is disabled. For purposes of this Agreement, the Executive shall be deemed disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of 120 consecutive


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days or for any aggregate period of 183 days in any twelve (12) month period.
The Company shall notify the Executive that his employment has been terminated by written notice. The termination shall be effective on the tenth
(10th) business day after the Executive receives the notice, unless the Executive returns to full-time performance of his duties before such tenth
(10th) business day.

                  C. On the date the Board provides the Executive with written notice that he is being terminated for "Cause." For purposes of this Agreement, and as reasonably determined by a majority of the full Board, the Executive shall be deemed terminated for CAUSE if the Company terminates the Executive after finding that the Executive: (1) shall have been determined by a court of law to have committed any felony; (2) shall have been arrested or indicted for violation of any criminal statute constituting a felony, provided the Board reasonably determines that the continuation of the Executive's employment after such event would have an adverse impact on the operation or reputation of the Company or its affiliates (subsequent references to the "Company" in this Paragraph 5C shall be deemed to refer to the Company or its affiliates); (3) shall have engaged in an act of fraud, theft, embezzlement, or misappropriation against the Company; (4) shall have committed one or more acts of gross negligence or willful misconduct, either within or outside the scope of his employment that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, or would, if known, subject the Company to public ridicule; (5) shall have refused or failed to a material degree to perform his duties hereunder (continuing without cure for ten (10) days after receipt of written notice of need to cure); or (6) shall have violated any material written Company policy provided to the Executive during or prior to the Term and that has caused material harm to the Company; PROVIDED, HOWEVER, that any finding made pursuant to clauses (3) through (6) above shall be made by the Board and any such finding shall be made in good faith and, FURTHER PROVIDED, that no termination of Executive's employment for Cause shall be deemed to have occurred unless Executive is given notice of the reason therefore including the allegations which may constitute reason for such termination.

                  D. On the date the Executive terminates his employment for "Good Reason." For purposes of this Agreement, "GOOD REASON" shall mean termination by the Executive within ninety (90) days of learning of the acts which are the basis for alleging Good Reason, because of the occurrence of either of the following acts, without the Executive's consent: (1) he has been demoted to a position of materially less stature or importance within the Company than the position described in Paragraph 1,


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(2) a non-employee Chairman of the Company becomes an employee of the Company and performs executive responsibilities customarily performed by the Chief Executive Officer, or (3) the Company has failed to pay the Base Salary or provide material compensation or benefits that are required to be provided in this Agreement, provided that no such termination shall be treated as for Good Reason unless the Executive shall have given the Company thirty (30) days advance written notice of his intention to terminate his employment for Good Reason, and the Company shall have failed to cure such acts within such thirty (30) day period.

                  E. On the date the Executive terminates his employment for any reason, other than Good Reason, provided that the Executive shall give the Company thirty (30) days written notice prior to such date of his intention to terminate this Agreement.

                  F. On the date the Company terminates the Executive's employment for any reason, other than a reason otherwise set forth in this Paragraph 5. Any purported termination of the Executive's employment for Cause which is finally determined to be without Cause shall be treated for all purposes of this Agreement as a termination pursuant to this Paragraph 5F.

         6.       COMPENSATION UPON TERMINATION.

                  A. If the Executive's services are terminated pursuant to Paragraph 5, the Executive shall be entitled to the Base Salary through his final date of active employment, plus any accrued but unused vacation pay.

                  B. If the Executive's services are terminated pursuant to Paragraph 5D or 5F, the Executive shall in addition be entitled to receive (i) his Base Salary at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company's prevailing payroll practices, for a period of twelve months following the date of such termination (the "Severance Term") and (ii) to the extent permissible under the Company's health and other insurance plans, the Executive shall continue to receive any health and other insurance benefits provided to him as of the date of such termination in accordance with Paragraph 3F hereof during the Severance Term, including, specifically, the $1 million life insurance policy on Executive's life. To the extent not permissible under the terms of the Company's health and other insurance plans as then in effect, the Company may satisfy its obligation to provide benefit continuation by making a lump payment to the Executive equal to the present value of the contributions that would have been made by the Company to continue such benefits had the Executive's employment continued.


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                  C. If the Executive's employment is terminated pursuant to
Paragraph 5D or 5F following a Change in Control of the Company, as such term is defined in Article XI(b) of the Company's 1999 Stock Option Plan, at a price per share of Company Common Stock in excess of $2.50/share, the Company shall continue to pay Base Salary and provide the benefit continuation described in Paragraph 6B(ii) above to the Executive for a period of twenty-four months instead of twelve months.

                  D. All payments of benefits under this Paragraph 6 shall be contingent upon execution of an agreement by the Executive that releases the Company from actions, suits, claims, proceedings, and demands related to the period of employment and/or termination of employment.

                  E. Executive agrees that if his employment is terminated for any reason, he shall immediately resign from all officer and director positions he then holds with the Company and each of its parents, affiliates and subsidiaries.

         7. OFFSET. In the event severance benefits become payable to the Executive pursuant to Paragraph 6 above, as a result of a termination pursuant to Paragraph 5D above, such benefits, to the extent not theretofore paid, shall be reduced, on a dollar-for-dollar basis, by (i) any outstanding amounts owed by Executive to the Company and (ii) the amount of any compensation for services earned by Executive on account of his employment or consulting services with another business or on account of his self employment, from any source, whether paid currently or deferred, as a result of employment during the twelve-month period following termination of employment. In such event, Executive shall cooperate with the Company and shall provide such information to the Company as it may reasonably require in order to calculate the amount of the reduction described above.

         8. COBRA. If the Executive's services are terminated pursuant to Paragraph 5, the Executive shall also be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable. If the Executive elects COBRA continuation coverage, the Company shall pay for such health insurance coverage for the shorter of 12 months or the remaining Term at the same rate as it pays for health insurance coverage for its active employees (with the Executive required to pay for any employee-paid portion of such coverage). After the expiration of the period set forth in the prior sentence


                                      -6-

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concludes, the Executive shall be responsible for the payment of all further premiums attributable to COBRA continuation coverage at the same rate as the Company charges all COBRA beneficiaries. However, no provision of this Agreement shall be construed to extend the period of time over which such COBRA continuation coverage is required to be provided to the Executive and/or his dependents.

         9. ARBITRATION. Any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted for expedited arbitration in Los Angeles, California, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. The parties further agree that either party may at any time seek provisional relief, including, but not limited to a temporary restraining order or a preliminary injunction from any state or federal court in California, in connection with any dispute being submitted for arbitration.

         10.      EXCLUSIVE EMPLOYMENT; CONFIDENTIALITY; NON-SOLICITATION.

                  A. Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Executive also agrees that he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company. Executive agrees that all of his activities as an employee of the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

                  B. Executive acknowledges that his employment by the Company will bring him into close contact with many trade secrets and other confidential affairs of the Company and its clients and customers, including, without limitation, non-public information pertaining to ideas, knowledge, operations, computer hardware and software, systems, costs, profits, markets, sales, products, programs, interfaces, networks, protocols, data bases, key personnel, pricing policies, operational methods, concepts, data, equipment, models, compensation, suppliers, servicing, broker lists, customer lists, customers, potential customers, rate sheets, plans, concepts, strategies, or products, advertising, technical processes and applications and other business affairs and methods, plans for future developments and other information not readily available to the public or the Company's competitors


                                      -7-

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or clients (collectively referred to hereinafter as "Information"). In consideration of the foregoing, the Executive agrees that he: (1) will keep secret and confidential all Information and will not use it for his own benefit or disclose it to, or use it for the benefit of, anyone other than the Company, either during or after his employment by the Company, except with the prior written consent of the Company; (2) will take all reasonable action that the Company deems necessary or appropriate to prevent unauthorized use or disclosure of or to protect the Company's interest in Information; (3) will deliver promptly to the Company upon termination of his employment by the Company or at any other time the Company may so request, all memoranda, notes, documentation, equipment, files, flowcharts, program listings, data listings, records, reports and other tangible manifestations of the Information (and all copies thereof), that he may then possess or have under his control; and (4) will, unless the Company otherwise agrees in writing, and without additional compensation, promptly disclose and, upon request, assign to the Company all rights to work product and business opportunities related to the present or, to the extent presented to the Board of Directors prior to termination of employment, contemplated business of the Company. Nothing contained herein shall be construed as restricting or creating any liability for the disclosure, communication, or use of Information that: (i) is or becomes publicly known through no wrongful act of the Executive; (ii) is received by the Executive from a party who is under no confidential obligation to the Company with respect thereto, unless such person received the Information as a result of a breach known to the Executive of an agreement similar to this Agreement; (iii) is independently developed by Executive prior to the receipt of such Information, or (iv) is disclosed as required by law or legal process. In the event that the Executive is requested or required by law or legal process to disclose any of the Information, Executive shall provide the Company with prompt oral and confirming written notice, unless notice is prohibited by law (in which case such notice shall be provided as early as may be legally permissible), of any such request or requirement so the Company may seek a protective order or other appropriate remedy. The Executive agrees to cooperate with Company, at the Company's expense, in any efforts to obtain such remedies, but this provision shall not be construed to require the Executive to undertake litigation or other legal proceedings on his own behalf. In the event that such protective order or other remedy is not promptly obtained, the Executive may disclose such Information.

                  C. Executive further agrees that he will abide by the limitations set forth in the following sentence for a period of one year from the date of termination ("Nonsolicitation Period"). During the Nonsolicitation Period, the Executive agrees that he


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will not, without the Company's express written consent, himself or through any organization with which he is associated: (i) hire any person who was employed by the Company on the Executive's date of termination of employment or at any time within six months prior thereto or hire any agent, consultant, or independent contractor of the Company, or of any organization with respect to which the Company has agreed to a similar prohibition and of which the Employee has knowledge, or induce or attempt to induce any such person to discontinue such employment or affiliation with the Company or such organization, as the case may be, or (ii) induce or attempt to induce any client or customer of the Company on the date of termination to discontinue any business relationship or to refrain from entering into a new business relationship with the Company.

                  D. Executive confirms and acknowledges that (i) his strict adherence to the limitations imposed upon him under Paragraphs 10 and 11 was a material factor in the Company's agreeing to pay the Executive the cash and equity-based compensation called for in this Agreement, (ii) the Company's ability to maintain continuing relationships with its employees without disruption was also a material factor in the Company's agreeing to enter into this Agreement, (iii) his failure to adhere to the obligations imposed by Paragraphs 10 and 11 of this Agreement will expose the Company to substantial and irreparable harm. Accordingly, Executive agrees that the remedy at law for any breach by him of the covenants and agreements set forth in this Paragraph 10 or in Paragraph 11 below may be inadequate and that in the event of any such breach, the Company or its respective subsidiaries may, in addition to the other remedies that may be available to it at law, seek injunctive relief prohibiting him (together with all those persons associated with him) from breach of such covenants and agreements.

         11. NON-COMPETITION. The Company's obligation to provide the compensation due upon termination pursuant to the last sentence of Paragraph 6B and C hereof shall be contingent upon his not, directly or indirectly, owning, managing, operating, joining or controlling, becoming employed by or participating in the ownership, management, operation or control of, or becoming a consultant to or connected in any other manner with, any business, firm or corporation which is engaged in home equity lending as a material part of its business operations. For these purposes, Executive's ownership of securities of a public company not in excess of one percent of any class of such securities shall not be considered to be competition with the Company.

         12. ENTIRE AGREEMENT. This Agreement sets forth the entire and final agreement and understanding of the Company and the Executive and contains all of the agreements made between them


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with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the Company and the Executive with respect to Executive's provision of services to the Company. No change or modification of this Agreement shall be valid unless in writing and signed by the Company and the Executive.

         13. ENFORCEMENT; SEVERABILITY. Should a decision be entered by a court of competent jurisdiction that the character, duration or geographical scope of any provision of this Agreement is unreasonable, or that any provision of this Agreement is invalid or unenforceable for any reason, in whole or in part, then the Company and the Executive agree that such provision shall be construed by the court in such a manner as to impose all those restrictions on the Executive's conduct that are reasonable in light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement and to render the provision valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified, restricted, or reformulated or as if such provision had not been originally included in this Agreement, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that the arbitrator or other authority called upon to decide the enforceability of this Agreement modify those provisions such that, once modified, this Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

         14.      MISCELLANEOUS.

                  A. NOTICES. All notices required in connection with this Agreement shall be sufficiently given only if transmitted in writing and (i) personally delivered, or sent by first class, registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight courier,
(ii) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (iii) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earliest of (1) the date it shall be delivered to the address required by this Agreement; (2) the date delivery shall have been refused at the address required by this Agreement; (3) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (4) with respect to a facsimile, the date on which the facsimile


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is sent and receipt is confirmed. Any and all notices referred to in this
Agreement, or which either party desires to give to the other shall, in the case of the Executive, be addressed to his residence address given to the Company by the Executive in writing for this purpose, or failing receipt of such notice, to the last residence address on the Company's records, or in the case of the Company, to its principal office, attention: Ralph Flick, Esq., Counsel, with a copy to Capital Z Management, Inc., 54 Thompson Street, New York, NY 10012, attention: David Spuria, Esq., General Counsel.

                  B. WAIVER OF BREACH. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. No waiver shall be valid unless it is in writing and signed by an authorized officer of the Company (other than the Executive).

                  C. ASSIGNMENT. The Executive acknowledges that the services he is to render are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

                  D. WITHHOLDING FOR TAXES. All payments made under this Agreement shall be subject to applicable withholding to the extent required by law.

                  E. CONSTRUCTION. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof. The Background recitals are incorporated in this Agreement as an integral part hereof and shall be considered as substantive and not precatory language.

                  F. EXECUTION OF AGREEMENT. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

                  G. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of California.


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COMPANY:                                       EXECUTIVE:

By      /S/ MANI A. SADEGHI                    /S/ A. JAY MEYERSON
   ------------------------------              ------------------------------


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                                    EXHIBIT A

                                PERFORMANCE BONUS

                  Individual and Company-based performance bonus objectives shall be established annually by the Compensation Committee and communicated to the Executive. Performance bonuses shall be based 50% on attainment of individual objectives and 50% on attainment of Company objectives. The amount of each performance bonus may range from 0% of Base Salary, for performance below threshold objectives to 150% of Base Salary for extraordinary performance. All earned performance bonuses shall be paid in cash.




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